Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-146349 on Form S-8 of our report dated March 24, 2008, relating to the financial statements of Cinemark Holdings, Inc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109.”), appearing in this Annual Report on Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2007.
DELOITTE & TOUCHE LLP
Dallas, Texas
March 24, 2008